Exhibit 99.2

[LETTERHEAD OF BARCLAYS CAPITAL INC.]

Special Committee of the Board of Directors

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated February 8, 2010, to the Special Committee of the Board of Directors of Spectrum Brands, Inc. (“Spectrum”) as Annex B to, and reference thereto under the headings “SUMMARY — Opinion of the Committee’s Financial Advisor” and “THE PROPOSED TRANSACTION — Opinion of the Committee’s Financial Advisor” in, the proxy statement-prospectus relating to the proposed transaction involving Spectrum and Russell Hobbs, Inc., which proxy statement-prospectus forms a part of the Registration Statement on Form S-4 of Spectrum Brands Holdings, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

March 29, 2010